Exhibit (a)(5)(C)

CONX Corp. Announces Final Tender Offer Results

April 29, 2024—CONX Corp. (Nasdaq: CONX) (the “Company” or “CONX”) announced today the final results of its previously announced tender offer (the “Tender Offer”) to purchase up to 2,120,269 of its shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), at a purchase price of $10.598120 per share. The Tender Offer expired at 5:00 p.m. New York City time on April 29, 2024 (the “Expiration Date”).

Based upon information provided by Continental Stock Transfer & Trust Company, the depositary for the Tender Offer, a total of 1,941,684 shares of Class A Common Stock were validly tendered and not properly withdrawn prior to the Expiration Date. All shares of Class A Common Stock validly tendered and not properly withdrawn were accepted for purchase for a total cost of approximately $20,578,200, excluding fees and expenses related to the Tender Offer, which will be released from the Company’s trust account, established to hold the proceeds of the Company’s initial public offering and certain other funds, to be distributed to tendering shareholders. Such shares of Class A Common Stock represent approximately 91.6% of the Company’s issued and outstanding shares of Class A Common Stock as of April 29, 2024. Payment for the shares of Class A Common Stock accepted for purchase will be made promptly.

The Tender Offer was made in connection with the Company’s previously announced transaction (the “Transaction”) with EchoStar Real Estate Holding L.L.C., a Colorado limited liability company (“Seller”), with respect to the sale and lease back of certain property in Littleton, Colorado, comprising the corporate headquarters of DISH Wireless (the “Property”), which is expected to close on May 1, 2024.

About CONX Corp.

CONX Corp. is a blank check company incorporated in Nevada on August 26, 2020, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Subsequent to the completion of the Transaction, CONX anticipates to grow through acquisition opportunities, including, but not limited to, disruptive technologies and infrastructure assets to maximize its ability to drive shareholder value.

Important Legal Information

The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell securities of the Company.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements are not historical facts but instead represent only the Company’s belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company’s control. Actual results may differ, possibly materially, from those anticipated in these forward looking statements. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

The risks and uncertainties include, but are not limited to:

•	our ability to complete the Transaction or to realize the anticipated benefits of the Transaction;

•	the Transaction benefits do not meet the expectations of investors or securities analysts, and the impact on the market price of the Company’s securities;

•	our expectations around the Property and that certain commercial lease agreement to be entered into by and between the Company and Seller concurrently with the closing of the Transaction;

•	changes in the financial and macroeconomic conditions and their impact on the Company and its business and financial performance after the Transaction;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the Transaction;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Transaction;

•	our potential ability to obtain additional financing after the Transaction;

•	our ability to maintain a listing for our securities on Nasdaq;

•	our public securities’ potential liquidity and trading, including following this Offer; and

•	the lack of a market for our securities.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that will be described in the Disclosure Documents and any amendments thereto, once available.

Information Agent

Morrow Sodali LLC

333 Ludlow Street

5th Floor, South Tower

Stamford, CT 06902

Tel: +1 (800) 662-5200 (toll-free, individuals), +1 (203) 658-9400 (banks and brokers)

Email: CONX.info@investor.morrowsodali.com